UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission
☐	Definitive Proxy Statement	Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

THE SOUTH FINANCIAL GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

(set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

102 South Main Street

Greenville, South Carolina 29601

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of The South Financial Group, Inc. that will be held on [•], 2009, at 10:30 a.m., local time, at Poinsett Plaza, 2nd Floor, 104 South Main Street, Greenville, South Carolina 29601.

On June 17, 2009, we entered into agreements with certain holders of our Mandatory Convertible Non-cumulative Preferred Stock, Series 2008ND-V and Mandatory Convertible Non-cumulative Preferred Stock, Series 2008ND-NV. Under these agreements, we exchanged an aggregate of 94,500 shares of those two series of our preferred stock for a like number of shares of our Mandatory Convertible Non-cumulative Preferred Stock, Series 2009-A (referred to in the attached proxy statement as the “Series 2009 Preferred Stock”). The Series 2009 Preferred Stock will convert into an aggregate of 23,988,425 shares of our common stock on the terms described in this document. The exchange, which was completed on June 24, 2009, and the subsequent conversion of the Series 2009 Preferred Stock into common stock, are key components of our Capital Plan announced on June 18, 2009. In the attached proxy statement, we refer to this capital plan as our “Capital Plan” and the conversion of the Series 2009 Preferred Stock as the “Conversion”.

In order for the Conversion to occur, the holders of our common stock and the holders of certain series of our preferred stock, voting as a single class (our “shareholders”), must approve

•	an amendment to our Amended and Restated Articles of Incorporation to increase our number of authorized shares of common stock from 200,000,000 to 325,000,000; and
•	the terms of the Conversion.

Approval of the amendment to increase our authorized common shares is also critical to our ability to execute on the remaining portions of our Capital Plan.

At the Special Meeting, our shareholders are being asked to consider and vote on these two items. Our board of directors has unanimously approved each of these proposals and recommends that you vote FOR each of these proposals.

Please read the attached proxy statement for information about the matters to be voted upon. Your vote is important. Whether or not you attend the meeting in person, we urge you to vote your proxy as soon as possible via the Internet, by telephone or by mail using the enclosed proxy card and postage-paid reply envelope.

Thank you for your continued support of The South Financial Group.

Sincerely,

John C.B. Smith, Jr.

Chairman, Board of Directors

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Meeting Date:	[●], 2009
Meeting Time:	10:30 a.m. (local time)
Record Date:	[●], 2009
Location:	Poinsett Plaza, 2nd Floor, 104 South Main Street, Greenville, South Carolina 29601

Purpose of the Meeting:

1.	To approve an amendment to our Amended and Restated Articles of Incorporation which would increase our number of authorized shares of Common Stock from 200,000,000 to 325,000,000 (“Proposal No. 1”);
2.	To approve the conversion of our Series 2009 Preferred Stock into common stock in accordance with the terms of the Series 2009 Preferred Stock (“Proposal No. 2”); and
3.

To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if (i) there are insufficient votes at the time of the Special Meeting to adopt Proposal No. 1 or Proposal No. 2, or (ii) a quorum is not present at the time of the Special Meeting (“Proposal No. 3” and together with Proposal No. 1 and Proposal No. 2, the “Proposals”).

The Proposals are more fully described in the proxy statement accompanying this Notice. Submission of the first two Proposals to our shareholders is required under the terms of the Exchange Agreements, each dated as of June 17, 2009, between The South Financial Group, Inc. and the investors in our recent conversion transactions.

The board of directors urges shareholders to vote FOR the Proposals.

Holders of record of our common stock and shares eligible to vote as a single class with our common stock at the close of business on [•], 2009 are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements thereof. Under Securities and Exchange Commission (“SEC”) rules, we have elected to provide access to our proxy materials both by sending you this set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement is available at our web site at [http://www.thesouthgroup.com/proxy] which does not have “cookies” that identify visitors to the site.

By order of the board of directors,

William P. Crawford, Jr., Secretary

Greenville, South Carolina

[●], 2009

IMPORTANT

If you are a common shareholder, whether or not you expect to attend the Special Meeting in person, we urge you to vote your proxy at your earliest convenience via the Internet, by telephone or by mail using the enclosed postage-paid reply envelope. This will ensure the presence of a quorum at the Special Meeting and will save us the expense of additional solicitation. Sending in your proxy will not prevent you from voting your shares in person at the Special Meeting if you desire to do so. Your proxy is revocable at your option in the manner described in the proxy statement.

TABLE OF CONTENTS

Page

QUESTIONS AND ANSWERS	1
ABOUT THESE PROXY MATERIALS AND THE SPECIAL MEETING	1
GENERAL INFORMATION	6
NOTE REGARDING FORWARD-LOOKING STATEMENTS	7
PROPOSAL NO. 1: AMENDMENT OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION	10
PROPOSAL NO. 2: APPROVAL OF THE CONVERSION OF THE SERIES 2009 PREFERRED STOCK	11
STOCK OWNERSHIP	12
WHERE YOU CAN FIND MORE INFORMATION	15
INCORPORATION BY REFERENCE	15
SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING	15

PROXY STATEMENT

For the Special Meeting of Shareholders

To Be Held On [•], 2009

Our board of directors is soliciting proxies to be voted at the Special Meeting of Shareholders on [•], 2009, at 10:30 a.m., and at any adjournments or postponements thereof, for the purposes set forth in the attached Notice of Special Meeting of Shareholders. The notice, this proxy statement and the form of proxy enclosed are first being sent to shareholders on or about [•], 2009. As used in this proxy statement, the terms “TSFG,” the “Company,” “we,” “us” and “our” refer to The South Financial Group, Inc.

QUESTIONS AND ANSWERS

ABOUT THESE PROXY MATERIALS AND THE SPECIAL MEETING

Question:	Why am I receiving these materials?

Answer:      Our board of directors is providing these proxy materials to you in connection with a Special Meeting of Shareholders of The South Financial Group, Inc., to be held on [•], 2009. As a shareholder of record at the close of business on [•], 2009 (the “record date”) of our common stock or our Mandatory Convertible Non-cumulative Preferred Stock, Series 2008, you are invited to attend the Special Meeting and vote on the Proposals described in this proxy statement.

Our Mandatory Convertible Non-cumulative Preferred Stock, Series 2008 is comprised of four separate series: (1) Mandatory Convertible Non-cumulative Preferred Stock, Series 2008ND-V, (2) Mandatory Convertible Non-cumulative Preferred Stock, Series 2008ND-NV, (3) Mandatory Convertible Non-cumulative Preferred Stock, Series 2008D-V and (4) Mandatory Convertible Non-cumulative Preferred Stock, Series 2008D-NV. In this proxy statement, we collectively refer to these four series as the “Series 2008 Preferred Stock.”

Question:	Who is soliciting my vote pursuant to this proxy statement?

Answer:      Our board of directors is soliciting your vote at the Special Meeting. In addition, certain of our officers and employees may solicit, or be deemed to be soliciting, your vote. We have also retained The Altman Group, Inc. to assist in the solicitation.

Question:	Who is entitled to vote?

Answer:      Only holders of record on the record date of our common stock and our Series 2008 Preferred Stock are entitled to vote at the Special Meeting.

Question:	How many shares are eligible to be voted?

Answer:      On the record date, [•] shares of TSFG common stock and [•] shares of Series 2008 Preferred Stock were outstanding. Holders of the Series 2008 Preferred Stock are entitled to vote as a single class with the holders of the TSFG common stock and, on an as-converted basis, are entitled to 153.846 votes per share on each matter to be voted on at the Special Meeting. Each outstanding share of our common stock will entitle its holder to one vote on each matter to be voted on at the Special Meeting.

Question:	What am I voting on?
Answer:	You are voting on the following matters:
1.	To approve an amendment to our Amended and Restated Articles of Incorporation which would increase our number of authorized shares of Common Stock from 200,000,000 to 325,000,000 (“Proposal No. 1”);
2.	To approve the conversion of our Series 2009 Preferred Stock to common stock in accordance with the terms of the Series 2009 Preferred Stock (“Proposal No. 2”); and
3.

To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if (i) there are insufficient votes at the time of the Special Meeting to adopt Proposal No. 1 or Proposal No. 2, or (ii) a quorum is not present at the time of the Special Meeting (“Proposal No. 3” and together with Proposal No. 1 and Proposal No. 2, the “Proposals”).

Question:	Why is the Company seeking shareholder approval of the amendment to the Amended and Restated Articles of Incorporation?

Answer:      In recent months, banks have come under increasing pressure to raise capital levels to protect against the potential for continued adverse economic conditions, to satisfy business needs and to meet investor, rating agency and regulatory expectations. Following the results of the Supervisory Capital Assessment Program (which we refer to in this document as the “SCAP”), which the Board of Governors of the Federal Reserve System announced on May 7, 2009, 10 out of the top-19 bank holding companies have needed to raise additional capital as a buffer for adverse economic conditions. Although the Board of Governors of the Federal Reserve has announced that it does not intend to extend the forward-looking capital assessments, or “stress tests,” pursuant to the SCAP beyond the 19 initial participants, we continually assess our capital levels in light of the current economic environment.

As announced in a press release on June 18, 2009, we applied the SCAP publicly announced assumptions to our loan portfolio as of March 31, 2009 and in view of that analysis and other considerations relating to the Company, its financial condition and other matters, our board of directors determined that it was in the best interests of the Company and its stockholders to pursue the comprehensive Capital Plan outlined in that release. The Capital Plan includes several initiatives estimated to add approximately $300 million to $315 million in Tier 1 common capital, including:

•	the private exchange of Series 2008 Preferred Stock for Series 2009 Preferred Stock and the subsequent Conversion described in this document;
•	a public offering of 75 million shares of common stock, which was completed on June 24, 2009;
•	a public exchange offer for the remaining $95.5 million in Series 2008 Preferred Stock; and
•	the conversion of hybrid securities and sales of ancillary businesses.

While we have completed the public common stock offering and the private exchange of the Series 2008 Preferred Stock for Series 2009 Preferred Stock, the Series 2009 Preferred Stock cannot convert into common stock until we receive shareholder approval for the amendment to our Amended and Restated Articles of Incorporation and for the Conversion. Until the Series 2009 Preferred Stock converts into common stock, the exchange will not result in the $94.5 million increase in our Tier 1 common capital contemplated by our Capital Plan. Similarly, absent approval of the amendment, we will not have sufficient authorized shares of common stock to complete the other exchange and conversion transactions contemplated by our Capital Plan, which we anticipate generating an additional $130.9 million to $145.5 million in Tier 1 common capital.

Please see “Proposal No.1: Approval of the amendment to the Amended and Restated Articles of Incorporation” below for a more detailed discussion of the reasons for Proposal No. 1.

Question:	Why is the Company seeking shareholder approval of the Conversion of the Series 2009 Preferred Stock?

Answer:      As discussed in the preceding Q&A, the Conversion is a very important component of our Capital Plan that cannot be effected absent shareholder approval of the Conversion. Approval of the Conversion is required by Section 5635 of the Nasdaq Marketplace Rules, which requires shareholder approval prior to any issuance or sale of common stock if (i) the common stock to be issued has, or will have upon issuance, voting power equal to or greater than 20% or more of the voting power outstanding before the issuance or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or greater than 20% of the number of shares of common stock outstanding before the issuance, unless the sale or conversion price is greater than the greater of the pre-issuance trading price and book value.

The Conversion will result in the issuance of shares of our common stock exceeding 20% of our common shares outstanding immediately prior to the preferred stock exchange transactions. Accordingly, we need to obtain your approval of the Conversion.

Question:	How does our Board of Directors recommend that I vote?
Answer:	Our board of directors unanimously recommends that you vote “FOR” each of the Proposals.
Question:	What happens if shareholders do not approve Proposal No. 1?

Answer:      If Proposal No. 1 is not approved by shareholders, the Conversion will not occur, our Tier 1 common capital will not increase as a result of the preferred exchange and we will not have sufficient shares to fully execute our Capital Plan as currently contemplated. As a result, the Company could be adversely impacted by the negative perceptions of our investors, the rating agencies and our regulators regarding our ability to withstand a “more adverse” economic scenario, and we will have less capital available to take advantage of our ongoing strategic initiatives and growth opportunities. In addition, if the Conversion has not occurred by December 19, 2009, (1) the Series 2009 Preferred Stock will pay dividends for the dividend period ending on March 18, 2010, at an annual rate of 12%, which will increase by 1% every six months subject to a maximum rate of 15% and (2) the conversion price at which the Series 2009 Preferred Stock converts into common stock (currently, the Series 2009 Preferred Stock converts based on the $1,000 liquidation preference per share divided by $3.9394) will be reduced by 20% and will be further reduced by 10% of the initial conversion price on June 19, 2010. The Conversion Price is also subject to certain anti-dilution adjustments.

Question:	What happens if shareholders do not approve Proposal No. 2?

Answer:      Failing to approve Proposal No. 2 will have substantially the same impact as failing to approve Proposal No. 1.

Question:	What vote is required to hold the Special Meeting and what are the voting procedures?

Answer:      Quorum Requirement: A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the Special Meeting. Holders representing a majority of the outstanding shares of our common stock, including the shares of our common stock underlying the Series 2008 Preferred Stock, present in person or by proxy, are necessary to constitute a quorum. Therefore, at the Special Meeting, the presence, in person or by proxy, of the holders of at least [•] shares of common stock, including shares of our common stock underlying the Series 2008 Preferred Stock, will be required to establish a quorum. Shareholders of record who are present at the Special Meeting in person or by proxy and who abstain are considered shareholders who are present and entitled to vote, and will count towards the establishment of a quorum. Broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner reports those shares as present but does not vote on a proposal) are included for purposes of determining whether or not a quorum exists.

Required Votes: Only holders of record at the close of business on the record date ([•], 2009) of our common stock and our Series 2008 Preferred Stock are entitled to vote at the Special Meeting. On the record date, [•] shares of TSFG common stock and [•] shares of Series 2008 Preferred Stock were outstanding. Holders of the Series 2008 Preferred Stock are entitled to vote as a single class with the holders of the TSFG common stock and, on an as-

converted basis, are entitled to [•] votes on each matter to be voted on at the Special Meeting. Each outstanding share of our common stock will entitle its holder to one vote on each matter to be voted on at the Special Meeting.

Approval of Proposal No. 1 requires the affirmative vote of two-thirds of the votes entitled to be cast on Proposal No. 1. Accordingly, abstaining from voting on Proposal No. 1 or failing to attend the special meeting will have the same effect as voting against Proposal No. 1.

Approval of Proposal No. 2 requires the affirmative vote of a majority of the votes cast on Proposal No. 2. Accordingly, the failure to cast a vote on Proposal No. 2 will not affect whether this proposal is approved, and an abstention will not count as a vote in favor of or against Proposal No. 2.

Approval of Proposal No. 3 requires the affirmative vote of a majority of votes cast on Proposal No. 3 at the Special Meeting, whether or not a quorum is present.

Question:	How may I cast my vote?

Answer:      If you are the shareholder of record: You may vote by one of the following four methods (as instructed on the enclosed proxy card):

•	in person at the Special Meeting,
•	via the Internet,
•	by telephone, or
•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope.

Whichever method you use, the proxies identified on the proxy card will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote the shares as recommended by our board of directors.

If you own your shares in “street name” (through a brokerage account or in another nominee form): You must provide instructions to the broker or nominee as to how your shares should be voted. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this proxy statement. If you own your shares in this manner, you cannot vote in person at the Special Meeting unless you receive a proxy to do so from the broker or the nominee, and you bring the proxy to the Special Meeting.

If you hold TSFG common stock through a TSFG employee benefit plan: If you are a current employee participant in a TSFG employee benefit plan that allows participant-directed voting of TSFG common stock held in that plan, you will receive electronic notification of the opportunity to vote the shares you hold in that plan. If you are not an employee of TSFG but hold TSFG common stock in a TSFG employee benefit plan, you may vote your shares by completing, signing, dating and returning the enclosed proxy card in accordance with the instructions provided on the card. The trustee for each plan will cause votes to be cast confidentially in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in the accordance with management’s recommendation.

If you hold TSFG common stock through TSFG Dividend Reinvestment Plan: If you are a participant in TSFG’s Dividend Reinvestment Plan, the number shown on the enclosed proxy card includes shares held for your account in that plan.

Question:	How may I cast my vote over the Internet or by telephone?

Answer:      Voting over the Internet: If you are a shareholder of record, you may use the Internet to transmit your vote up until 10:30 a.m. (Eastern Time), on [•], 2009. Visit [https://www.proxyvotenow.com/tsfg] and have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Voting by Telephone: If you are a shareholder of record, you may call [•] and use any touch-tone telephone to transmit your vote up until 10:30 a.m. (Eastern Time) on [•], 2009. Have your proxy card in hand when you call and then follow the instructions. If you hold your shares in “street name” (through a broker, bank or other nominee) that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

Question:	How may I revoke or change my vote?

Answer:      If you are the record owner of your shares, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	voting again by telephone or Internet,
•	submitting a later-dated properly completed proxy card,
•	delivering written notice to our Corporate Secretary prior to [●], 2009, stating that you are revoking your proxy, or
•	attending the Special Meeting and voting your shares in person.

If your shares are held in street name and you have instructed a broker, bank or other nominee to vote your shares of our common stock, you may revoke those instructions by following the directions received from your broker, bank or other nominee to change those instructions.

Please note that attendance at the Special Meeting will not, in itself, constitute revocation of your proxy.

Question:	Who is paying for the costs of this proxy solicitation?

Answer:      The Company will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, officers and regular employees of our Company may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation. We have retained The Altman Group, Inc. to assist in the solicitation at a cost of approximately $[•], plus in each case payment of reasonable out-of-pocket expenses and other customary costs.

Question:	What happens if the Special Meeting is postponed or adjourned?

Answer:      Your proxy will still be effective and may be voted at the rescheduled meeting. You will still be able to change or revoke your proxy until it is voted.

GENERAL INFORMATION

This proxy statement and the enclosed proxy materials relate to the Special Meeting of Shareholders of The South Financial Group, Inc. to be held [•], 2009, at 10:30 a.m. local time.

Who May Vote at the Special Meeting

These proxy materials are provided to holders of TSFG’s common stock and Series 2008 Preferred Stock who were holders of record on [•], 2009. Only holders of record at the close of business on the record date of our common stock and our Series 2008 Preferred Stock are entitled to vote at the Special Meeting. On the record date, [•] shares of TSFG common stock and [•] shares of Series 2008 Preferred Stock were outstanding. Holders of the Series 2008 Preferred Stock are entitled to vote as a single class with the holders of the TSFG common stock and, on an as-converted basis, are entitled to 153.846 votes per preferred share on each matter to be voted on at the Special Meeting. Each outstanding share of our common stock will entitle its holder to one vote on each matter to be voted on at the Special Meeting.

Dividend Reinvestment Plan Shares. If you are a participant in TSFG’s Dividend Reinvestment Plan, the number shown on the enclosed proxy card includes shares held for your account in that plan.

Employee Benefit Plan Shares. If you are a current employee participant in a TSFG employee benefit plan that allows participant-directed voting of TSFG common stock held in that plan, you will receive electronic notification of the opportunity to vote the shares you hold in that plan. If you are not an employee of TSFG but hold TSFG common stock in a TSFG employee benefit plan, you may vote your shares by completing, signing, dating and returning the enclosed proxy card in accordance with the instructions provided on the card. The trustee for each plan will cause votes to be cast confidentially in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in accordance with management’s recommendation.

Vote Required

Approval of Proposal No. 1 requires the affirmative vote of two-thirds of the votes entitled to be cast on Proposal No. 1. Accordingly, abstaining from voting on Proposal No. 1 or failing to attend the special meeting will have the same effect as voting against Proposal No. 1.

Approval of Proposal No. 2 requires the affirmative vote of a majority of the votes cast on Proposal No. 2. Accordingly, the failure to cast a vote on Proposal No. 2 will not affect whether this proposal is approved, and an abstention will not count as a vote in favor of or against Proposal No. 2.

Approval of Proposal No. 3 requires the affirmative vote of a majority of votes cast on Proposal No. 3 at the Special Meeting, whether or not a quorum is present.

Voting and Proxy Procedures

Holders of the Series 2008 Preferred Stock are entitled to vote as a single class with the holders of the TSFG common stock and, on an as-converted basis, are entitled to 153.846 votes per preferred share on each matter to be voted on at the Special Meeting. Each outstanding share of our common stock will entitle its holder to one vote on each matter to be voted on at the Special Meeting. Proxy cards are enclosed to facilitate voting.

If your shares are registered in your name, you may vote your shares by telephone, by Internet, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Simply follow the instructions on the proxy card. You may also vote in person at the Special Meeting. Execution of the enclosed proxy card or voting via telephone or Internet will not affect your right to attend the Special Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, please follow the instructions provided by your nominee on the enclosed voting instruction form, in order to vote your shares by telephone, by Internet, or by signing, dating and returning the voting instruction form in the enclosed postage-paid envelope. If you desire to vote in person at the Special Meeting, you must provide a legal proxy from your bank, broker or other nominee.

Shares of TSFG common stock for which instructions are received will be voted in accordance with the shareholder’s instructions. If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, we will vote them FOR the Proposals.

Revocation of Proxies

If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	voting again by telephone or Internet,
•	submitting a later-dated properly completed proxy card,
•	delivering written notice to our Corporate Secretary prior to [●], 2009, stating that you are revoking your proxy, or
•	attending the Special Meeting and voting your shares in person.

If you hold your shares in “street name” through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective until received by TSFG’s Corporate Secretary at or prior to the Special Meeting.

Quorum

Holders representing a majority of the outstanding shares of TSFG common stock, including the shares of common stock underlying the Series 2008 Preferred Stock, present in person or by proxy, are necessary to constitute a quorum. Broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner reports those shares as present but does not vote on a proposal) are included for purposes of determining whether or not a quorum exists.

Other Matters Related to the Meeting

Only matters brought before the Special Meeting in accordance with TSFG’s Bylaws will be considered. Aside from the three Proposals listed above in the Notice of Special Meeting, TSFG does not know of any other matters that will be presented at the Special Meeting. However, if any other matters properly come before the Special Meeting and any adjournment, the proxy holders will vote them in accordance with their best judgment.

The applicable regulations of the SEC require that TSFG disclose a recent closing stock price. Accordingly, the closing price of the TSFG common stock as of [•], 2009 was $[•]. TSFG’s principal executive offices are located at 104 S. Main Street, Greenville, South Carolina 29601.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains or incorporates by reference forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. They may include projections of our revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying or relating to the foregoing. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they were made. Management does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made except as required by federal securities law.

There are a number of significant factors which could cause actual conditions, events or results to differ materially from those describe in the forward-looking statements, many of which are beyond management’s control or its ability to accurately forecast or predict. Factors that might cause our future performance to vary from that described in our forward-looking statements include market, credit, operational, regulatory, strategic, liquidity, capital and economic factors as described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which has been filed with the SEC, including, without limitation:

•	ability to effectuate the Capital Plan;
•

significant changes in, or additions to, banking laws or regulations, including, without limitation, as a result of the Emergency Economic Stabilization Act of 2008, the Troubled Asset Relief Program, including the Capital Purchase Program (the “Capital Purchase Program”) of the U.S. Department of Treasury (the “U.S. Treasury”), and related executive compensation requirements;

•	any potential participation in one or more governmental capital programs such as the Capital Assistance Program of the U.S. Treasury;
•	additional losses in our loan portfolio and ability to mitigate credit issues in our loan portfolio;
•	continuation or worsening of current recessionary conditions, as well as continued turmoil in the financial markets;
•	continued volatility and deterioration of the capital and credit markets;
•	ability to maintain required capital levels and adequate sources of funding and liquidity;
•	deposit growth, change in the mix or type of deposit products, and cost of deposits;
•	loss of deposits due to perceived capital weakness or otherwise;
•	rating agency action such as a ratings downgrade;
•

continued weakness in the real estate market, including the markets for commercial and residential real estate, which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	continued weakness or further deterioration in the residential real estate markets in South Carolina, western North Carolina, and larger markets in Florida, in which our loans are concentrated;
•	risks inherent in making loans, including repayment risks and changes in the value of collateral, and our ability to manage such risks;
•	loan growth, loan sales, the adequacy of the allowance for credit losses, provision for credit losses, and the assessment of problem loans (including loans acquired via acquisition);
•	risks incurred as a result of trading, clearing, counterparty, or other relationships;
•	changes in interest rates, shape of the yield curve, deposit rates, the net interest margin, and funding sources;
•	market risk (including net interest income at risk analysis and economic value of equity risk analysis) and inflation;
•	changes in accounting policies and practices;

•	the ability of our internal controls and procedures to prevent acts intended to defraud, misappropriate assets, or circumvent applicable law or our system of controls;
•	risks associated with potential interruptions or breaches with respect to our information system;
•	the exposure of our business to hurricanes and other natural disasters;
•	ability to redeem the Series 2008-T Preferred Stock and the warrant sold to the U.S. Treasury;
•	competition in the banking industry and demand for our products and services;
•	changes in the financial performance and/or condition of the borrowers of the subsidiary bank, Carolina First Bank;
•	increases in Federal Deposit Insurance Corporation premiums due to market developments and regulatory changes;
•	level, composition, and repricing characteristics of the securities portfolio;
•	fluctuations in consumer spending;
•	increased competition in our markets;
•	income and expense projections, ability to control expenses, and expense reduction initiatives;
•	changes in the compensation, benefit, and incentive plans, including compensation accruals;
•	risks associated with income taxes, including the potential for adverse adjustments and the failure to realize deferred tax assets;
•

acquisitions, greater than expected deposit attrition or customer loss, inaccuracy of related cost savings estimates, inaccuracy of estimates of financial results, and unanticipated integration issues;

•	valuation of goodwill and intangibles and any potential future impairment;
•	significant delay or inability to execute strategic initiatives designed to grow revenues;
•	changes in management’s assessment of, and strategies for, lines of business, asset, and deposit categories;
•	changes in the evaluation of the effectiveness of our hedging strategies; and
•	changes, costs, and effects of litigation, and environmental remediation.

In addition, other factors could adversely affect our results and this list is not a complete set of all potential risks or uncertainties. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this proxy statement or in our other periodic filings with the SEC.

PROPOSAL NO. 1:

AMENDMENT OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

In recent months, banks have come under increasing pressure to raise capital levels to protect against the potential for continued adverse economic conditions, to satisfy business needs and to meet investor, rating agency and regulatory expectations. Following the results of the SCAP on May 7, 2009, 10 out of the top-19 bank holding companies have needed to raise additional capital as a buffer for adverse economic conditions. Although the Board of Governors of the Federal Reserve has announced that it does not intend to extend the forward-looking capital assessment, or “stress test,” pursuant to the SCAP beyond the 19 initial participants, we continually assess our capital levels in light of the current economic environment.

As announced in a press release on June 18, 2009, we applied the SCAP publicly announced assumptions to our loan portfolio as of March 31, 2009 and in view of that analysis and other considerations relating to the Company, its financial condition and other matters, our board of directors determined that it was in the best interests of the Company and its stockholders to pursue the comprehensive Capital Plan outlined in that release. The Capital Plan includes several initiatives estimated to add approximately $300 million to $315 million in Tier 1 common capital, including:

•	the private exchange of $94.5 million in Series 2008 Preferred Stock for a like amount of Series 2009 Preferred Stock and the subsequent Conversion described in this document;
•	a public offering of 75 million shares of common stock;
•	a public exchange offer for the remaining $95.5 million in Series 2008 Preferred Stock; and
•	the conversion of hybrid securities and sales of ancillary businesses, which are estimated to generate capital of $35 million to $50 million.

If these elements of the Capital Plan are successfully completed and approximately $307.5 million of capital is generated (the midpoint of the range), our Tier 1 common capital to risk-weighted assets ratio would increase from 5.6% to 8.3% at March 31, 2009 (pro forma), and our Tier 1 risk-based capital ratio would increase from 12.1% to 12.9% at March 31, 2009 (pro forma). Additionally, our tangible common equity to tangible assets ratio would increase from 6.0% to 8.3% at March 31, 2009 (pro forma). Additionally, other components will contribute to capital enhancements, including dividend savings of approximately $35 million and planned reductions in non-core loans and securities of approximately $500 million.

On June 18, we also announced that we had entered into agreements providing for the private exchange of the Series 2008 Preferred Stock held by certain investors for Series 2009 Preferred Stock. We completed these exchanges on June 24, 2009, the same day that we completed our public offering of 75 million shares of common stock. However, the Series 2009 Preferred Stock cannot convert into common stock until we receive shareholder approval for the amendment to our Amended and Restated Articles of Incorporation and for the Conversion. Until the Series 2009 Preferred Stock converts into common stock, the preferred exchange will not result in the $94.5 million increase in our Tier 1 common capital contemplated by our Capital Plan.

Currently, our Amended and Restated Articles of Incorporation provide that the Company’s authorized capital stock consists of 200,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock. As of the record date, we had [•] shares of our common stock issued and outstanding and approximately [32,642,015] shares reserved for issuance in connection with our compensation plans, securities convertible into our common stock and warrants exercisable for our common stock, leaving only [•] shares unreserved and available for future issuances. As described above, in connection with our Capital Plan, we anticipate the issuance of shares of common stock substantially in excess of our remaining authorized but unissued and unreserved shares of common stock. Thus, in addition to requiring the amendment for purposes of the preferred exchange, we need the authorization of additional shares of common stock in order to allow us to execute on the other remaining components of our Capital Plan that require the issuance of additional shares of common stock, which we anticipate generating an additional $130.9 to $145.5 million in Tier 1 common capital. If Proposal No. 1 is not approved by shareholders and we are unable to complete the Conversion and the other actions contemplated by our Capital Plan, the Company could be adversely impacted by the negative perceptions of our investors, the rating agencies and our regulators regarding our ability to withstand a “more adverse” economic scenario, and we will have less capital available to take advantage of our ongoing strategic initiatives and growth opportunities.

Accordingly, the board of directors of the Company has approved an amendment of the Amended and Restated Articles of Incorporation in order to increase the number of shares of common stock authorized for issuance under the Amended and Restated Articles of Incorporation to 325,000,000. The text of the amendment is set forth as Annex A to this Proxy Statement.

Other than in connection with the Capital Plan, our compensation plans, securities convertible into our common stock and warrants exercisable for our common stock, the board of directors of the Company has no immediate plans, understandings, agreements or commitments to issue additional shares of common stock for any purposes.

VOTE REQUIRED

Approval of Proposal No. 1 requires the affirmative vote of two-thirds of the votes entitled to be cast on Proposal No. 1. Accordingly, abstaining from voting on Proposal No. 1 or failing to attend the special meeting will have the same effect as voting against Proposal No. 1.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF TSFG

On May 29, 2009, our board of directors adopted a resolution declaring it advisable and in the best interests of the Company and its shareholders to approve the amendment.

THE BOARD OF DIRECTORS OF TSFG RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 1 – AMENDMENT OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION.

PROPOSAL NO. 2:

APPROVAL OF THE CONVERSION OF THE SERIES 2009 PREFERRED STOCK

As noted above, the Company entered into preferred stock exchange agreements with certain holders of our Series 2008 Preferred Stock. Pursuant to the exchange agreements, the exchanging preferred holders received an aggregate of 94,500 shares of Series 2009 Preferred Stock in exchange for 94,500 shares of Series 2008 Preferred Stock. The Series 2009 preferred stock will convert into 23,988,424 shares of common stock upon approval of Proposals No. 1 and 2. As discussed under Proposal No. 1, the Conversion, which will generate $94.5 million in Tier 1 common capital, is an important component of our Capital Plan.

Our common stock is listed on the Nasdaq Global Select Market, so we are subject to Nasdaq rules and regulations. Subject to certain exceptions including for a public offering for cash, Section 5635 of the Nasdaq Marketplace Rules requires shareholder approval prior to any issuance or sale of common stock if (i) the common stock to be issued has, or will have upon issuance, voting power equal to or greater than 20% or more of the voting power outstanding before the issuance or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or greater than 20% of the number of shares of common stock outstanding before the issuance, unless the sale or conversion price is greater than the greater of the pre-issuance trading price and book value. The Conversion will result in the issuance of shares of our common stock exceeding 20% of our common shares outstanding immediately prior to the preferred stock exchange transactions. Thus, under Section 5635 of the Nasdaq Marketplace Rules, we are seeking shareholder approval of the Conversion.

The Conversion is an important component of our Capital Plan. If Proposal No. 2 is not approved by shareholders and we are therefore unable to complete the Conversion, the Company could be adversely impacted by the negative perceptions that our investors, the rating agencies and our regulators may have regarding our ability to withstand a “more adverse” economic scenario; moreover, we will have less capital available to take advantage of our ongoing strategic initiatives and growth opportunities. In addition, if the Conversion has not occurred by December 19, 2009, the terms of the Certificate of Designations of the Series 2009 Preferred Stock provides that (1) the Series 2009 Preferred Stock will pay dividends for the dividend period ending on March 18, 2010, at an annual rate of 12%, which will increase by 1% every six months subject to a maximum rate of 15% and (2) the conversion price at which the Series 2009 Preferred Stock converts into common stock (currently, the Series 2009 Preferred Stock converts based on the Series 2008 Preferred Stock’s $1,000 liquidation preference per share divided by $3.9394) will be reduced by 20% and will be further reduced by 10% of the initial conversion price on June 19, 2010. Conversion Price is also subject to certain anti-dilution adjustments.

VOTE REQUIRED

Approval of Proposal No. 2 requires the affirmative vote of the majority of the votes cast on Proposal No. 2. Accordingly, the failure to cast a vote on Proposal No. 2 will not affect whether this proposal is approved, and an abstention will not count as a vote in favor of or against Proposal No. 2.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF TSFG

On June 16, 2009, our board of directors adopted a resolution declaring it advisable and in the best interests of the Company and its shareholders to approve the conversion terms of the Series 2009 Preferred Stock.

THE BOARD OF DIRECTORS OF TSFG RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 2 – APPROVAL OF THE CONVERSION TERMS OF THE SERIES 2009 CONVERTIBLE PREFERRED STOCK.

STOCK OWNERSHIP

Directors and Executive Officers

The table below sets forth as of June 29, 2009 the beneficial ownership of TSFG common stock by (1) all Directors, (2) all Named Executive Officers of TSFG1, and (3) all Directors and executive officers of TSFG as a group.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
	COMMON STOCK BENEFICIALLY OWNED(1)(2)		COMMON STOCK SUBJECT TO A RIGHT TO ACQUIRE(3)	PERCENT OF COMMON STOCK(4)
NAME OF BENEFICIAL OWNER	SOLE POWER	SHARED POWER
William P. Brant	41,793	500	19,418	*
William P. Crawford, Jr.(5)	12,432	99	18,601	*
J. W. Davis	35,351	―	36,656	*
James R. Gordon(6)	21,779	―	3,000	*
M. Dexter Hagy	33,229	5,375	90,762	*
H. Lynn Harton(7)	26,234	―	18,076	*
Christopher T. Holmes(8)	15,217	―	16,332	*
William S. Hummers III	147,415	12,393	38,461	*
Mary A. Jeffrey(9)	26,549	―	16,754	*
Challis M. Lowe	20,193	―	11,538	*
Darla D. Moore	17,314	―	153,846	*

_________________________

1  Our Named Executive Officers for 2008 were Mack I. Whittle, Jr., H. Lynn Harton, James R. Gordon, Christopher T. Holmes, William P. Crawford, Jr., Mary A. Jeffrey, Maurice Spagnoletti and Kendall L. Spencer. Mr. Whittle, Mr. Spagnoletti and Mr. Spencer are no longer employees of TSFG.

Jon W. Pritchett(10)	123,330	859,534	307,692	*
H. Earle Russell, Jr.(11)	27,137	―	18,549	*
Edward J. Sebastian	39,378	72	5,483	*
John C.B. Smith, Jr.	207,167	6,258	9,187	*
William R. Timmons III(12)	30,728	620,990	762,326	*
David C. Wakefield III	75,523	3,151	13,839	*
Mack I. Whittle, Jr.	488,645	1,233	191,628	*
Directors / Executive Officers as a Group (23 persons)(13)	1,426,692	1,509,605	1,759,163	*

* Represents holdings of less than 1% of the outstanding shares of TSFG common stock.

(1)

This is based on information reported to TSFG by its Directors and executive officers, and includes shares held by spouses, minor children, affiliated companies, partnerships and trusts over which the named person has beneficial ownership. It also includes shares allocated to individual accounts under TSFG’s 401(k) Plan, voting of which is directed by the respective named persons who participate in that plan.

(2)

Except as footnoted in this table, if a beneficial owner is shown to have sole power, the owner has sole voting and sole investment power, and if a beneficial owner is shown to have shared power, the owner has shared voting power and shared investment power.

(3)

This includes (1) stock options for common stock that are exercisable on June 29, 2009 or that become exercisable within 60 days thereafter, and (2) common stock underlying shares of preferred stock that are currently convertible by the holder.

(4)

Pursuant to Rule 13d-3 of the Exchange Act, the percentages of total beneficial ownership have been calculated based upon the 160,248,170 shares of TSFG common stock outstanding as of June 29, 2009, plus the assumption that shares of TSFG common stock that can be acquired within 60 days of June 29, 2009 upon the exercise of options or by conversion of preferred stock by a given person are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.

(5)	Mr. Crawford owns 1,586 shares of restricted stock for which he has sole voting power but no power of disposition.
(6)

Mr. Gordon owns 5,970 shares of restricted stock for which he has sole voting power but no power of disposition and 9,425 share equivalent units through the TSFG Deferred Compensation Plan which are issuable in shares of TSFG stock on June 30, 2009.

(7)	Mr. Harton owns 4,477 shares of restricted stock for which he has sole voting power but no power of disposition.
(8)	Mr. Holmes owns 4,104 shares of restricted stock for which he has sole voting power but no power of disposition.
(9)	Ms. Jeffrey owns 1,586 shares of restricted stock for which she has sole voting power but no power of disposition.
(10)	Pritchett Holdings, Inc., of which Mr. Pritchett is a principal, holds 138,297 shares.
(11)

Dr. Russell holds 13,650 share equivalent units through the TSFG Deferred Compensation Plan which are issuable in shares of TSFG common stock at the termination of his service on the TSFG Board of Directors.

(12)

Canal Insurance Company, of which Mr. Timmons is a principal, holds 473,307 shares. Canal Insurance Company Pension Trust Plan, of which Mr. Timmons is a trustee, holds 30,415 shares. The WRT, Jr. Revocable Living Trust, of which Mr. Timmons is a trustee, holds 8,714 shares. In addition, Mr. Timmons owns 30,377 share equivalent units through the TSFG Deferred Compensation Plan which are issuable in shares of TSFG common stock either at the termination of his service on the TSFG Board of Directors or June 30, 2009, depending upon whether the investment in the Plan was made prior to December 31, 2004.

(13)	Executive officers, other than Named Executive Officers, hold 10,212 shares of restricted stock for which those officers have voting power but no power of disposition.

5% Beneficial Owners2

TSFG knows of no person or group that owns beneficially more than 5% of the outstanding voting power as of June 29, 2009, except as set forth below.

_________________________

2  To be updated

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
	COMMON STOCK BENEFICIALLY OWNED				PERCENT OF COMMON STOCK*
NAME OF BENEFICIAL OWNER	SOLE VOTING POWER	SHARED VOTING POWER	SOLE INVESTMENT POWER	SHARED INVESTMENT POWER

* The percentages of total beneficial ownership have been calculated based upon 160,248,170 (the shares of TSFG common stock outstanding as of June 29, 2009). Under Rule 13d-3 of the Exchange Act, the percentages have been computed on the assumption that shares of TSFG common stock that can be acquired within 60 days of June 29, 2009 upon conversion of Convertible Preferred Stock by a given holder are outstanding, but no other shares similarly subject to acquisition by other holders are outstanding.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxies and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Shareholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Shareholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our transfer agent (Registrar and Transfer Company) at [800-368-5948] or e-mail them at [info@rtco.com], if you hold registered shares.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC as specified below will update and supersede that information. We incorporate by reference the following documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”):

•	Our annual report on Form 10-K for the year ended December 31, 2008;
•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2009;
•

Our current reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations), filed on January 27, 2008, January 28, 2009, February 9, 2009, February 20, 2009, February 23, 2009, March 5, 2009, March 25, 2009, April 3, 2009, April 21, 2009, May 6, 2009, June 18, 2009, June 19, 2009 and June 24, 2009 (two current reports on Form 8-K); and

•

The description of our common stock contained in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description

We also incorporate by reference reports we file in the future under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act), including reports filed after the date of filing of this proxy statement.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

A shareholder who wishes to either (1) present a proposal for inclusion in the proxy materials relating to our Annual Meeting of Shareholders to be held in 2010 or (2) propose one or more Director nominees for consideration by the Nominating and Corporate Governance Committee, should submit his or her proposals on or before November 27, 2009, to the Corporate Secretary of The South Financial Group, 102 S. Main Street, Greenville, South Carolina 29601. After that date, a proposal will not be considered timely. Shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, and all shareholders submitting proposals must comply with the Bylaw requirements described below. Our Bylaws require timely advance written notice of shareholder nominations of Director candidates and of any other proposals to be presented at an annual meeting of shareholders. In the case of Director nominations by shareholders, the Bylaws require that a shareholder’s notice be delivered to the principal executive offices of TSFG during the period of time from the 30th day to the 60th day prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is expressly waived in advance of the meeting by formal action of our board of directors. In the case of other proposals by shareholders at an annual meeting, the Bylaws require that advance written notice be delivered to TSFG’s Corporate Secretary (at the address indicated above). To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of TSFG between the 60th and 90th days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such shareholder notice must be so delivered between the 60th and 90th days prior to such annual meeting or within 10 days following the day on which public announcement of the date of such meeting is first made by TSFG. Such written notice must contained certain information about the shareholder making the proposal (as detailed in our Bylaws) and otherwise comply with the procedure set forth in our Bylaws. A copy of the Bylaws is available upon request to the Corporate Secretary of TSFG at the address indicated above.

Annex A

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

THE SOUTH FINANCIAL GROUP, INC.

____________________

In accordance with Sections 33-6-103 and 33-10-106 of the South Carolina Business Corporation Act of 1988 (the “Code”), THE SOUTH FINANCIAL GROUP, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

1.	The name of the Corporation is The South Financial Group, Inc.

2.   That the first sentence of Section 5 of the Amended and Restated Articles of Incorporation of the Corporation now reads:

“The Corporation is authorized to issue a single class of common shares, $1.00 par value per share and the total number of such shares authorized is two hundred million (200,000,000).”

Is amended to read as follows:

“The Corporation is authorized to issue a single class of common shares, $1.00 par value per share and the total number of such shares authorized is three hundred and twenty-five million (325,000,000).”

3.	Such amendment has been duly authorized by the Board of Directors.

4.   Such amendment has been duly approved by the required vote of shareholders on [•], 2009, in accordance with Section 33-10-103. At the time of shareholder approval, there were [•] shares of common stock outstanding and [•] shares of common stock underlying the Corporation’s Mandatory Convertible Non-Cumulative Preferred Stock Series 2008ND-V, 2008ND-NV, 2008 D-V and 2008 D-NV (which is entitled to vote with the Corporation’s common stock, on an as converted basis, as a single class), of which [•] shares were entitled to vote on the amendment and [•] shares were indisputably represented at the meeting to consider the amendment. There were [•] votes cast for the amendment and [•] votes cast against the amendment.

5.   The effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State.

            IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this [•]th day of [•], 2009.

THE SOUTH FINANCIAL GROUP, INC.

By:
Name:	William P. Crawford, Jr.
Title:	Executive Vice President